Exhibit 99.1

Contacts:
Media	Investor Relations
Robert C. Ferris	Murray Grainger
(973) 455-3388	(973) 455-2222
rob.ferris@honeywell.com	murray.grainger@honeywell.com

HONEYWELL ANNOUNCES PUBLIC OFFERING OF SENIOR NOTES

          MORRIS TOWNSHIP, NJ, February 26, 2008 – Honeywell (NYSE: HON) today announced the commencement of the public offering of its $600 million 4.25% Senior Notes due 2013 and its $900 million 5.30% Senior Notes due 2018 (collectively, the “Notes”). Honeywell intends to use the proceeds of the offering to repay outstanding commercial paper.

          The Notes will be senior unsecured and unsubordinated obligations of Honeywell and will rank equally with all of Honeywell’s existing and future senior unsecured debt and senior to all of Honeywell’s subordinated debt.

          Banc of America Securities LLC, Barclays Capital and Citi are acting as the joint book-running managers for the public offering of the Notes. Potential purchasers of the Notes can obtain copies of the prospectus, as supplemented, related to the Notes by calling Banc of America Securities LLC at (800) 294-1322 (toll free), Barclays Capital Inc. at (888) 227-2275 (toll free) ext 2663 or Citigroup Global Markets Inc. at (877) 858-5407 (toll free).

          This press release is not an offer to sell or the solicitation of an offer to buy nor shall there be any sale of such Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The offering of these securities is being made only by means of a base prospectus (as supplemented and amended from time to time), which is part of a registration statement that Honeywell filed with the SEC utilizing a “shelf” registration process (collectively, the “Prospectus”). Copies of the Prospectus may be obtained from Honeywell International Inc., 101 Columbia Road, Morris Township, New Jersey 07962, Attn: Investor Relations Department, (973) 455-2000.

Honeywell International is a $36 billion diversified technology and manufacturing leader, serving customers worldwide with aerospace products and services; control technologies for buildings, homes and industry; automotive products; turbochargers; and specialty materials. Based in Morris Township, N.J., Honeywell’s shares are traded on the New York, London and Chicago Stock Exchanges. For additional information, please visit www.honeywell.com.

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Public Offering 2008 - 2

This release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of fact, that address activities, events or developments that we or our management intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. Forward-looking statements are based on management's assumptions and assessments in light of past experience and trends, current conditions, expected future developments and other relevant factors. They are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by our forward-looking statements. Our forward-looking statements are also subject to risks and uncertainties, which can affect our performance in both the near- and long-term. We identify the principal risks and uncertainties that affect our performance in our Form 10-K and other filings with the Securities and Exchange Commission.

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